EXHIBIT 23.4

                             CONSENT OF STEPHENS INC.


         We hereby consent to the inclusion of our opinion letter dated December 20, 1996 to the Board of Southwest Bancshares, Inc. as an annex to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Southwest Bancshares, Inc.
      with and into First Commercial Corporation and to the references to such opinion under "Summary - Opinion of Southwest Bancshares's Financial Advisor", "The Merger - Background and Reasons of Southwest Bancshares for the Merger" and "The Merger - Opinion of Southwest Bancshares's Financial Advisor," in such Joint Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1993 or the rules and regulations of the Securities and Exchange
      Commission thereunder.

                                       Very truly yours,


                                       Stephens Inc.

      March 12, 1997